Exhibit 11.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated March 21, 2019, with respect to the consolidated balance sheet of Groundfloor Finance Inc. and Subsidiaries as of December 31, 2018 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year then ended, which appears in the accompanying Form 1-A of Groundfloor Finance, Inc. and Subsidiaries. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Hughes Pittman & Gupton, LLP

Raleigh, North Carolina

May 28, 2020